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                                                                  Exhibit (a)(2)
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                              PROPOSED RESOLUTION

Establishment and Designation of New Series,
Approval of Investment Objectives, Policies and Restrictions
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RESOLVED: that the Establishment and Designation of Series of Sage Life
          Investment Trust (the "Trust"), as presented to this meeting is hereby ratified, approved and adopted, and

RESOLVED, that the appropriate officers of the Trust be, and each hereby is, authorized and directed to make such modifications to the Declaration of Trust as such officer may deem appropriate or as may be required to conform with the requirements of any applicable statute, regulation or regulatory body, and

FURTHER
RESOLVED, that the appropriate officers of the Trust be, and each hereby is, authorized and directed to make such modifications to the Establishment and Designation of Series of the Trust as such officer may deem appropriate or as may be required to conform with the requirements of any applicable statute, regulation or regulatory body, and

FURTHER
RESOLVED: That the investment objectives, policies and restrictions of NASDAQ-
          100 Index Fund and All-Cap Growth Fund, as set forth in the proposed Prospectus and Statement of Additional Information of the Trust as presented to this Meeting, are hereby approved, with such modifications as may be necessary to respond to technical comments of the Securities and Exchange Commission, and